Cohu Reports UAE Contract Acceptance and Payment

POWAY, Calif., September 14, 2006 — Cohu, Inc. (NASDAQ:COHU) today announced that its Broadcast Microwave Services (BMS) subsidiary’s contract with the United Arab Emirates Armed Services has been accepted and paid. Under the contract, that totaled approximately $8.9 million, BMS provided microwave communications equipment for a command center and infrastructure system for border security.

Cohu expects to record approximately $7.6 million of revenue and up to $1 million of pretax profit from the contract in the third quarter ending September 30, 2006. The remaining revenue and associated profit will be recognized upon completion of the two-year warranty period.

Cohu is a leading supplier of test handling solutions used by the global semiconductor industry as well as a supplier of closed circuit television and microwave communications equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com

Contact: John Allen — Investor Relations (858) 848-8106